EXHIBIT 99


                    GENUS REPORTS FIRST QUARTER 2003 RESULTS

             - COMPANY POSTS PROFIT OF $400,000, AND EPS OF $0.01 -

SUNNYVALE, CALIF. - APRIL 28, 2003 - Genus, Inc. (Nasdaq: GGNS) today reported financial results for its first quarter ended March 31, 2003. Senior management will conduct an investor conference call to discuss these results and the company's financial outlook in more detail at 8.00 a.m. pacific time tomorrow, Tuesday, April 29, 2003. Access information is provided below.

Net sales for the first quarter of 2003 were $17.7 million compared to net sales of $9.6 million for the same quarter of 2002, and up sequentially from $11.3 million in the fourth quarter 2002. The net income for the first quarter 2003 was $0.4 million or $0.01 per diluted share compared to net loss of $3.8 million or ($0.15) per share in the same quarter of 2002.

"As we move further into 2003, Genus' ALD products continue to gain acceptance in the equipment marketplace," said Bill Elder, Genus' chairman and CEO. "During the first quarter of 2003, Genus saw a significant increase in revenue sequentially and compared with the previous year, allowing us to record a profitable quarter. We executed well on greater than expected shipments, and shipped our first 200/300 mm ALD bridge tool to a Korean IC manufacturer."

Elder continued, "In addition, the recently announced settlement in the patent litigation with ASM International has validated the strength of our ALD technology. In the settlement, Genus obtained royalty-free license to each of the patents in dispute. The finality of this litigation will allow us to focus on further penetration of the equipment market with Genus' ALD products and gaining new customer orders for volume production in 2003."

Gross margin as a percentage of revenues was 35% in the first quarter of 2003 compared to 22% in the first quarter of 2002 reflecting higher volumes and increased manufacturing efficiencies. Operating expenses, including research and development and sales, general and administrative expenses were $5.3 million in the first quarter of 2003, approximately $0.3 million below the level recorded in the first quarter of 2002.

Genus ended the first quarter 2003 with cash and cash equivalents of $12.5 million up from $11.5 million as of December 31, 2002.

FINANCIAL  GUIDANCE

Genus expects full year 2003 bookings to be in the range of $60 million to $70 million, and full year revenues to be in the range of $50 million to $60 million.

"Genus is well positioned globally with ALD customers in the Semiconductor and Data Storage markets in the U.S., Asia and Europe, and we maintain our expectation that the worldwide demand for ALD products will increase in 2003 over the previous year." Elder concluded.

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CONFERENCE  CALL  INFORMATION
Genus plans to host an investor conference call on Tuesday, April 29, 2003, at 11:00 a.m. eastern time, featuring remarks by Bill Elder, chairman and chief executive officer, and Shum Mukherjee, executive vice president finance, followed by a live question and answer session. The call will be accessible live by dialing 888-803-6692.

The conference call will also be broadcast live over the Internet at www.genus.com. A replay of the call will be available for 48 hours, beginning
-------------
two hours after the call, by dialing 800-642-1687 and entering access code 9730613. A webcast replay will be available at www.genus.com.
                                                       -------------

ABOUT  GENUS
Genus, Inc. manufactures critical deposition processing products for the global semiconductor industry and the data storage industry. To enable the production of intricate micro computer chips and electronic storage devices, Genus offers its LYNX series production-proven equipment for 200mm and 300mm semiconductor production, and offers thin film deposition products for chemical vapor deposition (CVD), atomic layer deposition (ALD), and pre-clean capabilities. Genus is at the forefront of market and technology developments in the ALD marketplace, which is gaining acceptance worldwide as a critical technology for sub 0.13-micron production of computer chips and electronic storage devices. Genus' customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea, Japan and Taiwan. Founded in 1981, the company is headquartered in Sunnyvale, California. For additional information visit Genus' web site at www.genus.com. LYNX2(R) and
                                                -------------
LYNX3(TM)  are  trademarks  of  Genus,  Inc.

FORWARD-LOOKING  STATEMENTS
This press release contains forward-looking statements regarding the company's future financial and business performance. These forward-looking statements are subject to a number of risks and uncertainties. These contingencies include but are not limited to: actual customer orders received by the company, the extent to which ALD technology is demanded by the marketplace, the actual number of customer orders received by the company, the timing of final acceptance of products by customers, the financial climate and accessibility to financing, general conditions in the thin film equipment market and in the macro-economy, and the influence of global political events. Genus assumes no obligation to update this information. Additional risks and uncertainties are discussed in the Management's Discussion and Analysis of Results of Operations contained in Genus' Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission.

     COMPANY  CONTACT:                         AGENCY  CONTACT:
     Shum  Mukherjee                           Lillian Armstrong/Moriah Shilton
     Genus,  Inc.                              Lippert / Heilshorn & Associates
     Tel:  (408)  747-7120 Ext. 1311           Tel:  (415) 433-3777 Ext. 114
     Email:  smukherjee@genus.com              Email:  moriah@lhai-sf.com
             --------------------                      ------------------

                              - Tables to Follow -


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


                          GENUS, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                    THREE MONTHS ENDED
                                                         MARCH 31,
                                                     2003         2002
                                                 ------------  ----------
Net sales                                        $    17,695   $   9,591
Costs and expenses:
  Cost of goods sold. . . . . . . . . . . . . .       11,577       7,467
  Research and development. . . . . . . . . . .        2,113       2,185
  Selling, general and administrative . . . . .        3,174       3,436
                                                 ------------  ----------

Income (loss) from operations . . . . . . . . .          831      (3,497)

Other expenses, net . . . . . . . . . . . . . .         (423)       (255)
                                                 ------------  ----------

Income (loss) before income taxes                        408      (3,752)

Provision for income taxes  . . . . . . . . . .            -           -
                                                 ------------  ----------

Net income/(loss)                                $       408   $  (3,752)
                                                 ============  ==========

Net income (loss) per share:
  Basic . . . . . . . . . . . . . . . . . . . .  $      0.01   $   (0.15)
  Diluted . . . . . . . . . . . . . . . . . . .  $      0.01   $   (0.15)

Shares used in per share calculation - basic. .       28,913      25,249
                                                 ============  ==========
Shares used in per share calculation - diluted.       30,532      25,249
                                                 ============  ==========

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


                           GENUS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  (IN THOUSANDS)


                                                        MARCH 31,    DECEMBER 31,
                                                          2003           2002
                                                       -----------  --------------
ASSETS
Current Assets:
  Cash and cash equivalents . . . . . . . . . . . . .  $   12,483   $      11,546
  Accounts receivable (net of allowance for doubtful
    accounts of $69 in 2003 and $69 in 2002). . . . .      14,050           7,505
  Inventories . . . . . . . . . . . . . . . . . . . .      12,766          11,405
  Other current assets. . . . . . . . . . . . . . . .       1,442           1,336
                                                       -----------  --------------
    Total current assets. . . . . . . . . . . . . . .      40,741          31,792
Equipment, furniture and fixtures, net                      8,853           8,661
Other assets  . . . . . . . . . . . . . . . . . . . .       1,238           1,057
                                                       -----------  --------------
    Total assets. . . . . . . . . . . . . . . . . . .  $   50,832   $      41,510
                                                       ===========  ==============


LIABILITIES
Current Liabilities:
  Short-term bank borrowings. . . . . . . . . . . . .  $   10,074   $       7,813
  Accounts payable. . . . . . . . . . . . . . . . . .       7,109           6,498
  Accrued expenses. . . . . . . . . . . . . . . . . .       3,974           3,064
  Deferred revenue. . . . . . . . . . . . . . . . . .       8,099           2,713
  Customer advances . . . . . . . . . . . . . . . . .       1,151           1,809
      Long term liabilities, current portion. . . . .         253             245
                                                       -----------  --------------
         Total current liabilities. . . . . . . . . .      30,660          22,142

Convertible notes . . . . . . . . . . . . . . . . . .       5,451           5,301
Long-term liabilities . . . . . . . . . . . . . . . .         183             270
                                                       -----------  --------------
    Total liabilities . . . . . . . . . . . . . . . .      36,294          27,713
                                                       -----------  --------------


SHAREHOLDERS' EQUITY
Common stock, no par value:
  Authorized 50,000 shares;
    Issued and outstanding 28,945 shares in
    2003 and 28,621 in 2002 . . . . . . . . . . . . .     124,335         123,890
  Accumulated deficit . . . . . . . . . . . . . . . .    (107,401)       (107,809)
  Note receivable from shareholder. . . . . . . . . .        (151)           (151)
  Accumulated other comprehensive loss. . . . . . . .      (2,245)         (2,133)
                                                       -----------  --------------
    Total shareholders' equity. . . . . . . . . . . .      14,538          13,797
                                                       -----------  --------------
    Total liabilities and shareholders' equity. . . .  $   50,832   $      41,510
                                                       ===========  ==============

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